Exhibit 99.1

October 7, 2003

Endocardial Solutions Announces Release of EnSite NavX™ Version 4.1

MINNEAPOLIS / ST. PAUL — Endocardial Solutions, Inc. (NASDAQ: ECSI) today announced the release of the next version of its EnSite NavX™ intracardiac non-fluoroscopic navigation system.  EnSite NavX, which was first released in May of this year as an integrated part of the EnSite® System, allows electrophysiologists to visualize and navigate a complement of intracardiac catheters in any chamber of the heart for diagnostic and therapeutic applications.  EnSite NavX also enables physicians to simultaneously display more electrodes and catheters than any other 3D mapping system currently available.

“This updated version of the EnSite NavX software adds numerous innovative features focused on greater ease-of-use and increased functionality designed to enhance and expand the clinical application of this important navigation and visualization tool”, said Jim Bullock, President and Chief Executive Officer.  “EnSite NavX Version 4.1 adds a variety of features and analysis tools designed to improve the navigation, orientation, and confirmation of ablation therapy delivery for a variety of cardiac arrhythmias, with a focus on atrial fibrillation.  EnSite NavX allows clinicians to use diagnostic and therapeutic catheters from any manufacturer for whatever technique or treatment strategy that a physician may choose to use for delivering atrial fibrillation ablation therapy,” said Bullock.  Approximately 2 million people in the United States suffer from atrial fibrillation.

“The delivery of this latest version of EnSite NavX just four months after initial commercial release is yet another example of our continuing effort to provide our customers with integrated solutions on the EnSite System platform to improve the diagnosis and treatment of patients with cardiac arrhythmias”, said Bullock.  “We now have added the EnSite NavX technology to more than 200 EnSite Systems worldwide, and we will continue to upgrade EnSite Systems with NavX throughout the remainder of 2003 and into 2004,” said Bullock.

About Endocardial Solutions, Inc.

Based in St. Paul, Minnesota, Endocardial Solutions, Inc. (www.endocardial.com) develops, manufactures and markets the EnSite System, which is used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a three-dimensional graphical display of the heart’s electrical activity, and the navigation and localization of conventional diagnostic or therapeutic catheters used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and cleared EnSite NavX used to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and includes a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99.1 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts

Jim Bullock, President and CEO, Endocardial Solutions (651-523-6928)	jbullock@endocardial.com
J. Robert Paulson, CFO, Endocardial Solutions (651) 523-6916	bpaulson@endocardial.com
Brenda Gutzke, Investor Relations, (651) 523-6959	bgutzke@endocardial.com